Exhibit (d)(3)

AMENDED AND RESTATED BIMC WAIVER

AND REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of September 29, 2006 by and among BlackRock Liquidity Funds, a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended, (the “Trust”) and BlackRock Institutional Management Corporation, a Delaware corporation (“BIMC”).

BACKGROUND

WHEREAS, BIMC serves as investment adviser pursuant to a Management Agreement to each of the Trust’s Funds (the “Current Management Agreement”);

WHEREAS, the Trust and BIMC are parties to a Waiver and Reimbursement Agreement dated as of February 21, 2006 (“Existing Waiver Agreement”), pursuant to which the investment adviser waives fees owed by the Trust and reimburses expenses of the Trust;

WHEREAS, BlackRock, Inc. and Merrill Lynch & Co., Inc. (“Merrill Lynch”) announced on February 15, 2006 that they had reached an agreement to merge Merrill Lynch’s investment management business, Merrill Lynch Investment Managers, with BlackRock, Inc. (the “Transaction”);

WHEREAS, under applicable law, the Transaction may cause a change in control of BlackRock and make it necessary, under applicable law, for the Trust to enter a new management agreement with BIMC (the “New Management Agreement”) and under certain circumstances an interim management agreement (the “Interim Management Agreement”);

WHEREAS, it is anticipated that the New Management Agreement between the Trust and BIMC would replace the Current Management Agreement if the Trust’s shareholders approve the New Management Agreement;

WHEREAS, BIMC may provide management services to the Trust under the Interim Management Agreement pending shareholder approval of the New Management Agreement; and

WHEREAS, the parties desire that the obligations under the Existing Waiver Agreement continue in effect under the Current Management Agreement, Interim Management Agreement and New Management Agreement, as the case may be.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. With respect to TempFund and TempCash, under the Current Management Agreement and continuing in effect under the Interim Management Agreement and New Management Agreement, as the case may be, BIMC agrees to waive investment advisory fees otherwise payable to it or to reimburse ordinary operating expenses to the extent necessary so that the combined “Management Fees” and “Miscellaneous Expenses” do not exceed 0.18% of each such Fund’s average daily net assets.

2. With respect to FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund, the Management Agreement and continuing in effect under the Interim Management Agreement and New Management Agreement, as the case may be, BIMC agrees to waive management fees otherwise payable to it or to reimburse ordinary operating expenses to the extent necessary so that each such Fund’s combined “Management Fees” and “Miscellaneous Expenses” do not exceed 0.20% of each such Fund’s average daily net assets.

3. This agreement by BIMC to waive fees and/or reimburse expenses will not be terminated before February 28, 2007, and will renew automatically on February 28 of each year for an additional one-year period unless the Trust or BIMC terminates the agreement by providing written notice to the other party 60 days prior to the commencement of the successive one-year period.

4. BIMC acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.

5. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK LIQUIDITY FUNDS		BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:	/s/ Donald C. Burke	By:	/s/ Paul L. Audet
Name:	Donald C. Burke	Name:	Paul L. Audet
Title:	Treasurer	Title:	Managing Director

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